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CHINA WIND SYSTEMS, INC.
(Name of Registrant As Specified In Charter)

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CHINA WIND SYSTEMS, INC.
No. 9 Yanyu Middle Road
Qianzhou Village, Huishan District, Wuxi City
Jiangsu Province, People’s Republic of China

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN, pursuant to Section 228(e) of the Delaware General Corporation Law, that the holders of more than a majority of the outstanding shares of common stock of China Wind Systems, Inc., a Delaware corporation, have taken the following actions without a meeting of stockholders:

(1)
The election of the following five directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified: Jianhua Wu, Lihua Tang, Xi Liu, Drew Bernstein, and Megan Penick; and

(2)	The approval of a Certificate of Amendment to our certificate of incorporation to effect a one-for-three reverse split of our common stock.

The actions will become effective as soon as practicable after this Information Statement is mailed to our stockholders.

The enclosed information statement contains information pertaining to the matters acted upon.

WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

                    By order of the Board of Directors

               Lihua Tang
              Secretary

Wuxi City, People’s Republic of China
September 22, 2009

CHINA WIND SYSTEMS, INC.

No. 9 Yanyu Middle Road
Qianzhou Village, Huishan District, Wuxi City
Jiangsu Province, People’s Republic of China

INFORMATION STATEMENT

Action by Written Consent of Stockholders

GENERAL INFORMATION

WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This information statement is being furnished in connection with the action by written consent of stockholders taken without a meeting of a proposal to approve the actions described in this information statement.  We are mailing this information statement to our stockholders on or about September 24, 2009.

What action was taken by written consent?

We obtained stockholder consent to the following actions:

•
The election of the following five directors to the board of directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified: Jianhua Wu, Lihua Tang, Xi Liu, Drew Bernstein, and Megan Penick; and

•	The approval of a Certificate of Amendment to our certificate of incorporation to effect a one-for-three reverse split of our common stock.

How many shares of common stock were outstanding on the dates that we received stockholder approval?

On August 12, 2009, the date on which we received consent for the reverse split, there were 45,804,856 shares of common stock outstanding.  On September 11, 2009, the date on which we received consent to the election of directors, there were 45,881,546 shares of common stock outstanding.

What vote was obtained is required to elect directors and to approve the other proposals described in this information statement?

We obtained the consent of the holders of 28,651,925 shares of common stock, representing approximately 62% of our outstanding common stock, on both August 12, 2009 and September 11, 2009.  As a result, we have obtained all stockholder approval necessary for the reverse split and the election of directors.

The consent was given by (i) Maxworthy International Limited, which is owned by our Jianhua Wu, our chief executive officer and a director, and Lihua Tang, who is Mr. Wu’s wife and a director, and which owns 16,882,925 shares, or approximately 36.8% of our outstanding common stock, (ii) Jianhua Wu, individually, who owns 1,531,250 shares of common stock, or approximately 3.3% of our outstanding common stock, (iii)Yunxia Ren, Mr. Wu’s daughter-in law, who owns 8,190,200 shares of common stock, or approximately 17.8% of our outstanding common stock, and (iv) Haoyang Wu, Mr. Wu’s son, who owns 2,047,550 shares of common stock, or approximately 4.5% of our outstanding common stock.

Who is paying the cost of this information statement?

We will pay for preparing, printing and mailing this information statement.  Only one information statement will be delivered to multiple stockholders sharing an address, unless contrary instructions are received from one or more of such stockholders. Upon receipt of a written request at the address noted above, we will deliver a single copy of this Information Statement and future stockholder communication documents to any stockholders sharing an address to which multiple copies are now delivered.

Our costs are estimated at $15,000.

ELECTION OF DIRECTORS

Our directors are elected annually by the stockholders to serve until the next annual meeting of stockholders and until their respective successors are duly elected. Our bylaws provide that the number of directors comprising the whole board shall fixed by action of our stockholders or directors from time to time.  The size of the board for the ensuing year is five directors.

None of our directors were elected at a meeting for which we solicited proxies.  Jianhua Wu, Lihua Tang and Xi Liu were elected as directors in November 2007, contemporaneously with the completion of the reverse acquisition in which (i) we acquired all of the issued and outstanding stock of Fulland Limited, a Cayman Islands corporation (“Fulland”) from Fulland’s stockholders, in exchange for 36,577,704 shares of common stock, constituting 89% of the outstanding common stock after giving effect to the reverse acquisition and (ii) we purchased 8,006,490 shares of common stock from a former principal stockholder for $625,000, which we received from the proceeds of a financing.

Drew Bernstein was elected by the board in April 2009, and Megan Penick was elected by the board in August 2009.

        The following table sets forth certain information concerning our directors:

Name	Age	Position with Us	Director Since
Jianhua Wu	53	Chief executive officer, chairman and director	November 2007
Lihua Tang	54	Secretary and director	November 2007
Xi Liu	41	Director	November 2007
Drew Bernstein	52	Director	April 2009
Megan Penick	36	Director	August 2009

Jianhua Wu has been our chief executive officer, chairman and a director since the completion of the reverse acquisition in November 2007.  Mr. Wu founded our predecessor companies, Wuxi Huayang Dyeing Machinery Co., Ltd. and Wuxi Huayang Electrical Power Equipment Co., Ltd., in 1995 and 2004, respectively, and was executive director and general manager of these companies prior to becoming our chief executive officer. Mr. Wu is a certified mechanical engineer. Mr. Wu is the husband of Lihua Tang, our secretary and a director.

Lihua Tang has been secretary and a director since November 2007.  She is also executive director and general manager of Huayang Electric, and a director and deputy general manager of Huayang Dye in charge of personnel and procurement. Ms. Tang has held these positions since September 2002. Ms. Tang is a certified assistant mechanical engineer, and worked in such capacity before joining the Huayang Companies. Ms. Tang is the wife of Jianhua Wu, our chief executive officer and chairman.  Our secretary is not an executive officer.

Xi Liu has been a director since November 2007.  Mr. Liu has extensive material engineering backgrounds, being a 1989 graduate of Jiangsu University of Technology with a degree in metal material and heat treatment, and having been trained at the Volvo facilities in Penta, Sweden in 1999. Immediately after graduating from the university, Mr. Liu worked at China FAW Group Corporation, the oldest and one of largest Chinese automakers, as an engineer, before leaving in 2005 as an assistant manager in the Purchasing Department of the Wuxi Diesel Engine Works plant. He then joined WAM Bulk Handling Machinery (Shanghai) Co., Ltd., part of the Italian industrial giant WAMGROUP, as a purchasing and sourcing manager, which is his current position.

Mr. Bernstein is co-founder and managing partner of Bernstein & Pinchuk LLP, an accounting firm headquartered in New York, a position he has held since 1983.  Mr. Bernstein, a certified public accountant, received his BS degree from the University of Maryland Business School. He is a member of the American Institute of Certified Public Accounts (AICPA), The New York State Society of Certified Public Accounts (NYSSCPA) and The National Society of Accountants (NSA).

Ms. Penick is the owner of Penick & Associates LLC, which provides corporate governance consulting. Prior to establishing her own company, Ms. Penick was a corporate and securities associate at Pryor Cashman, LLP, New York from April 2006 to May 2009, a legal consultant at Goldman Sachs’ Hedge Fund Strategies Group from October 2005 to April 2006, and general counsel at Global Holding & Investment Co., LLC, a financial services company, from April 2004 to October 2005. She received a B.A. degree from the University of Iowa and a J.D. from New York Law School, and is licensed to practice law in New Jersey, New York, Connecticut, and Washington, D.C.

Our directors are elected for a term of one year and until their successors are elected and qualified.

We are incorporated in Delaware and are subject to the provisions of the Delaware General Corporation Law.  Our Certificate of Incorporation provides that we will indemnify and hold harmless our officers and directors to the fullest extent permitted by the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney's fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being a director or officer of China Wind Systems, Inc. if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

Directors’ Compensation

Except for Mr. Bernstein and Ms. Penick, we do not have any agreements or formal plan for compensating our directors for their service in their capacity as directors, although our board may, in the future, award stock options to purchase shares of common stock to our directors.

For services as a director, chairman of the audit committee and member of the compensation committee we pay Mr. Bernstein an annual fee of $10,000, payable quarterly, and have issued to Mr. Bernstein 74,469 shares of common stock, which represents $35,000 divided by the closing price of our common stock on the date of his election.

For services as a director and member of the audit and compensation committees, we pay Ms. Penick an annual fee of $8,000, payable quarterly, and issued to Ms. Penick 20,690 shares of common stock, which represents $30,000 divided by the closing price of our common stock on the date of her election.

Board of Directors and Committee Meetings

Our business, property and affairs are managed by or under the direction of the board of directors. Members of the board are kept informed of our business through discussion with the chief executive and financial officers and other officers, by reviewing materials provided to them and by participating at meetings of the board and its committees.

Since March 28, 2008, our board of directors has had two committees – the audit committee and the compensation committee.  The audit committee is comprised of Xi Liu, Drew Bernstein, and Megan Penick, with Mr. Bernstein serving as chairman.  The compensation committee is comprised of Xi Liu, Drew Bernstein, and Megan Penick, with Mr. Liu as chairman.   Our board of directors has determined that each member of the audit committee is an independent director, using the Nasdaq standard of independence. The board also has determined that Mr. Bernstein qualifies as an “audit committee financial expert” under the rules of the SEC.

Our audit committee will be involved in discussions with our independent auditor with respect to the scope and results of our year-end audit, our quarterly results of operations, our internal accounting controls and the professional services furnished by the independent auditor.   Our board of directors has adopted a written charter for the audit committee which the audit committee reviews and reassesses for adequacy on an annual basis. A copy of the audit committee’s current charter is available on our website at http://www.chinawindsystems.com/Corporate_Governance.html.

The compensation committee oversees the compensation of our chief executive officer and our other executive officers and reviews our overall compensation policies for employees generally.  If so authorized by the board of directors, the committee may also serve as the granting and administrative committee under any option or other equity-based compensation plans which we may adopt.  The compensation committee does not delegate its authority to fix compensation; however, as to officers who report to the chief executive officer, the compensation committee consults with the chief executive officer, who may make recommendations to the compensation committee.  Any recommendations by the chief executive officer are accompanied by an analysis of the basis for the recommendations.  The committee will also discuss compensation policies for employees who are not officers with the chief executive officer and other responsible officers.  A copy of the compensation committee’s current charter is available on our website at http://www.chinawindsystems.com/Corporate_Governance.html.

The board and its committees held the following number of meetings during 2008:

Board of directors	10
Audit committee	2
Compensation committee	0

The meetings include meetings that were held by means of a conference telephone call, but do not include actions taken by unanimous written consent.  The executive committee did not meet during 2008.

Each director attended at least 75% of the total number of meetings of the board and those Committees on which he served during the year, except Lihua Tang and Xi Liu.

Our non-management directors did not meet in executive session during 2008.

Communications with our Board of Directors

Any stockholder who wishes to send a communication to our board of directors should address the communication either to the board of directors or to the individual director c/o  Leo Wang, chief financial officer, China Wind Systems, Inc., No. 9 Yanyu Middle Road, Qianzhou Village, Huishan District, Wuxi City, Jiangsu Province, People’s Republic of China, or by e-mail to Mr. Wang at leo.wang@chinawindsystems.com.  Mr. Wang will forward the communication either to all of the directors, if the communication is addressed to the board, or to the individual director, if the communication is directed to a director.

THE ONE-FOR-THREE REVERSE SPLIT

Our Board of Directors and the holders of a majority of our outstanding shares of common stock approved an amendment to our certificate of incorporation to effect a one-for-three reverse split of our common stock. As a result of the reverse split, each share of common stock outstanding at the effective time of the reverse split, will, without any action on the part of the holder thereof, become one-third of a share of common stock.  The common stock, as presently constituted, is referred to as the old common stock, and the common stock resulting from the reverse split is referred to as the new common stock.   Our certificate of incorporation presently authorizes the issuance of 150,000,000 shares of common stock.  Neither the par value nor the number of authorized shares will be affected by the reverse split.

The reverse split will become effective upon the filing with the Delaware Secretary of State of an amendment to our certificate of incorporation which states that, upon the filing of the certificate of amendment, each share of common stock then issued and outstanding would automatically become and be converted into one-third share of common stock.

Effective Date

The reverse split will become effective immediately upon the filing of an amendment to our certificate of incorporation with the Secretary of State of Delaware; however, trading in the new common stock may be subject to obtaining approval from the Financial Industry Regulatory Authority, known as FINRA.

This Information Statement will serve as written notice to stockholders pursuant to the Delaware General Corporation Law.

Purposes of the Reverse Split

The reverse split would decrease the number of shares of common stock outstanding and presumably increase the per share market price for the new common stock. Theoretically, the number of shares outstanding should not, by itself, affect the marketability of the stock, the type of investor who acquires it or our reputation in the financial community, but, in practice, this is not necessarily the case, as many investors look upon a stock trading which is in the range of $1.00 per share as speculative in nature and, as a matter of policy, avoid investment in such stocks. Furthermore, stocks that are not listed on a stock exchange or market or trade for less than $5.00 may be subject to restrictions pursuant to the internal rules of many brokerage houses.  These restrictions tend to adversely impact a stock’s marketablility and, consequently, the stock’s price.

Moreover, many leading brokerage firms are reluctant to recommend lower-priced securities, especially those not listed on a stock exchange or market, to their clients and a variety of brokerage house policies and practices currently tend to discourage individual brokers within firms from dealing in lower-priced stocks. Some of those policies and practices pertain to the payment of brokers’ commissions and to time consuming procedures that make the handling of lower priced stocks unattractive to brokers from an economic standpoint. In addition, brokerage commissions also tend to adversely impact upon holders of lower priced stocks because brokerage commissions on a sale of a lower priced stock may represents a higher percentage of the sales price than the commissions on a higher priced stock.

The effect of the reverse split upon the market price for our common stock cannot be accurately predicted. We cannot assure you that the market price for shares of common stock will be proportionately greater after the reverse split than immediately prior to the reverse split, or that the market price will increase, or that any increase will be maintained for any period of time, after the reverse split. We also cannot assure you that the reverse split will not adversely impact the market price of our common stock.

Our stock is presently traded under the symbol CWSI on the Over-the-Counter Bulletin Board, which is not a stock exchange.  We hope that the result of the reverse split will enable us to meet the listing requirements for a stock exchange.  In addition to their financial and corporate governance requirements for listing, stock exchanges have a minimum price for a stock to be listed on the exchange.  On September 10, 2009, the last reported stock price on the Over-the-Counter Bulletin Board was $1.35 per share.  We cannot assure you that our stock price after the reverse split will remain at a level to enable us to list our stock on an exchange.  If the event that we meet all of the listing requirements of an exchange other than the stock price, it may be necessary for us to effect a further reverse split in order to meet the listing requirements.  Further, we cannot assure you that our stock will be listed on an exchange.

The last reported bid price for our common stock during the period from January 1, 2009 to September 10, 2009, ranged from a low of $0.21 to a high of $1.60. On September 10, 2009, the closing price of the common stock was $1.35.

Principal Effects of the Reverse Split

Based upon the approximately 45,881,546 shares of common stock outstanding on September 10, 2009, the reverse split would decrease the outstanding shares of common stock by approximately two-thirds, and, once effective, the reverse split would result in approximately 15,293,849 shares of new common stock outstanding. Similarly, the aggregate number of shares of common stock reserved for issuance upon the conversion of preferred stock and the exercise of outstanding warrants and options would decrease from approximately 29,989,950 shares to approximately 9,996,650 shares.

Each outstanding option or warrant will automatically become an option or warrant, as the case may be, to purchase one-third of the number of shares subject to the option or warrant immediately prior to the reverse split at an exercise price which is three times the exercise price of the option or warrant immediately prior to the reverse split.

We will obtain new symbol and a new CUSIP numbers for the common stock effective at the time of the reverse split. Following the effectiveness of the reverse split, we will provide each record holder of common stock with information to enable such holder to obtain new stock certificates.

The reverse split will not affect the number of authorized shares of preferred stock or common stock or the par value of the common stock. Subject to the provisions for elimination of fractional shares, as described below, consummation of the reverse split will not result in a change in the relative equity position or voting power of the holders of common stock. Each share on new common stock will entitle the holder to one vote.  The reverse split will not affect our reporting obligations under the Securities Exchange Act of 1934.

As a result of the reverse split, without any adjustment in the number of authorized shares of common stock, the number of share available for issuance represents a significantly greater percentage of the outstanding shares of common stock than before the reverse split.   The 45,881,546 shares of old common stock outstanding on September 10, 2009, represented approximately 31% of the 150,000,000 authorized shares, and the approximately 15,293,849 shares of new common stock would represent approximately 10% of the 150,000,000 authorized shares. The effective increase in the number of authorized but unissued shares of common stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our certificate of incorporation or by-laws and could render more difficult, or discourage, an attempt to acquire control of us through a transaction opposed by the board of directors. At this time, other than for the exercise of the outstanding options and warrants and the conversion of outstanding convertible preferred stock, the board of directors does not have plans to issue any shares of common stock.

Exchange of Certificate and Elimination of Fractional Share Interests

On the effective date of the reverse split, each three shares of old common stock will automatically be combined and changed into one share of new common stock.  No additional action on our part or on the part of any stockholder will be required in order to effect the reverse split.  Stockholders will be requested to exchange their certificates representing shares of old common stock held prior to the reverse split for new certificates representing shares of new common stock issued as a result of the reverse split.  Stockholders will be furnished the necessary materials and instructions to enable them to effect such exchange promptly after the effective date.  Certificates representing shares of old common stock subsequently presented for transfer will not be transferred on our books and records, but we will effect the conversion of the old common stock into shares of new common stock.   Stockholders should not submit any certificates until requested to do so.

In the event any certificate representing shares of old common stock is not presented for exchange upon our request, any dividends or other distributions that may be declared after the effective date of the reverse split with respect to the new common stock represented by such certificate will be withheld by us until such certificate has been properly presented for exchange, at which time all such withheld dividends which have not yet been paid to a public official pursuant to relevant abandoned property laws will be paid to the holder thereof or his designee, without interest.

No fractional shares of new common stock will be issued to any stockholder.  Accordingly, stockholders of record who would otherwise be entitled to receive fractional shares of new common stock, will, upon surrender of their certificates representing shares of old common stock, receive such additional fractional share as will result in the holder having a whole number of shares.

Federal Income Tax Consequences

 The combination and change of each three shares of the old common stock into one share of new common stock should be a tax-free transaction, and the holding period and tax basis of the old common stock will be transferred to the new common stock received in exchange therefor. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the reverse split. The state and local tax consequences of the reverse split may vary significantly as to each stockholder, depending upon the jurisdiction in which such stockholder resides.  This discussion should not be considered as tax or investment advice, and the tax consequences of the reverse split may not be the same for all stockholders. Stockholders should consult their own tax advisors to know their individual federal, state, local and foreign tax consequences.

Financial Statements

Our annual report for the year ended December 31, 2008, includes our audited consolidated financial statements, and our quarterly report for the quarter ended June 30, 2009, which includes our unaudited consolidated financial statements and which are incorporated by reference in this information statement. A copy of the annual report and quarterly report accompanies this information statement. See “Incorporation by Reference.”

Authorization by the Directors and the Majority Stockholders

We have obtained all necessary corporate approvals in connection with the reverse split and the related amendment to our certificate of incorporation. On August 12, 2009, the board of directors unanimously authorized the reverse split and the filing of an amendment to our certificate of incorporation by an action in writing of the Board of Directors.  On August 12, 2009, holders of 62.2% of the total outstanding common stock approved the reverse split and the filing of the amendment to our certificate of incorporation. As of the close of business on August 12, 2009, the Company had outstanding 45,804,856 shares of common stock.

BENEFICIAL OWNERSHIP OF SECURITIES AND SECURITY OWNERSHIP OF MANAGEMENT

The following table provides information about shares of common stock beneficially owned as of September 10, 2009 by:

•	each director;

•	each officer named in the summary compensation table;

•	each person owning of record or known by us, based on information provided to us by the persons named below, to own beneficially at least 5% of our common stock; and

•	all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	% of Class

Jianhua Wu CEO, President and Chairman (1) (4)	18,414,175	40.1%
Leo Wang (6)	27,778	*
Lihua Tang (1) (4)	18,414,175	40.1%
Maxworthy International Limited (1) P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands	16,882,925	36.8%
Yunxia Ren (2) (5)	10,237,550	22.3%
Haoyang Wu (2) (5)	10,237,550	22.3%
Xi Liu	0	0%
Drew Bernstein	74,469	*
Megan Penick	20,690	*
All officers and directors as a group (six persons owning stock)	28,774,662	62.7%
Barron Partners, LP (3) 730 Fifth Avenue, 25th Floor New York, NY 10019	3,493,284	7.6%

*  less than 1%.

(1)
Jianhua Wu and Lihua Tang, who are husband and wife, are majority stockholders of Maxworthy International Ltd. Mr. Wu is also managing director of Maxworthy.  The shares reflected as being owned by Mr. Wu and Ms. Tang represent (i) 16,882,925 shares owned by Maxworthy and (ii) 1,531,250 shares owned by Mr. Wu.  1,531,250 shares owned by Mr. Wu are held as security for Mr. Wu’s obligations relating to the Company’s March 2009 $250,000 financing.  Each of Mr. Wu and Ms. Tang disclaims beneficial ownership in the shares of beneficially owned by the other.

(2)
Yunxia Ren and Haoyang Wu are the daughter-in-law and son of Jianhua Wu and Lihua Tang.  Ms. Ren owns 8,190,200 shares of common stock, of which 188,800 shares are held as security for Ms. Ren’s obligations relating to the Company’s August 2009 $80,000 financing, and Mr. Wu owns 2,047,550 shares of common stock.  Each of Ms. Ren and Mr. Wu disclaims ownership of the shares owned by the other.

(3)
Barron Partners, LP holds shares of series A preferred stock and warrants which, if fully converted and exercised, would result in the ownership of more than 5% of our outstanding common stock. However, the series A preferred stock may not be converted and the warrants may not be exercised if such conversion or exercise would result in Barron Partners and its affiliates owning more than 4.9% of our outstanding common stock. This limitation may not be waived. Since Barron owns more than 5% of our common stock at September 10, 2009, Barron cannot convert any additional shares of series A preferred stock or exercise any warrants until Barron’s percentage interest is less than 4.9%, at which time Barron can convert such number of shares of series A preferred stock or exercise such warrants as would result in Barron’s and its affiliates’ ownership being not more than 4.9%.

(4)	Address is No. 9 Yanyu Middle Road, Qianzhou Village, Huishan District, Wuxi City, Jiangsu Province, PRC.

(5)	Address is No. 25 Jin Xiu Second Village, Qianzhou Town Huishan District, Wuxi City, Jiangsu Province, PRC.

(6)
Pursuant to his employment agreement, Mr. Wang is to receive up to an aggregate of 166,667 shares of common stock during the initial term of his employment agreement as follows. The shares shall vest, and be issued, on a quarterly basis at the rate of 13,889 shares each calendar quarter, beginning March 31, 2009, until the termination of the agreement in December 2011.

Except as otherwise indicated each person has the sole power to vote and dispose of all shares of common stock listed opposite his name. Each person is deemed to own beneficially shares of common stock that are issuable upon exercise of warrants or upon conversion of convertible securities if they are exercisable or convertible within 60 days of September 10, 2009. Except as described above in connection with Barron Partners or as described below, none of the persons named in the table own any options or convertible securities.

Executive Officers

The following table sets forth certain information with respect to our only officer who is not a director.

Name	Age	Position
Leo Wang	41	Chief financial officer

Leo Wang has been our chief financial officer since December 11, 2008 and was our senior vice president of finance from August 2008 until December 11, 2008.  He has been the principal of Cambridge Invest, a New York-based investment advisory firm specializing in China, since January 2004. He also served as the chief financial officer of Renhuang Pharmaceuticals, Inc. from July to September 2006. Prior to 2004, Mr. Wang held positions at Global Guardian Group (a New York-based hedge fund) and Fleet Boston Financial Corp. (now merged with Bank of America). Mr. Wang holds an MBA in finance from Massachusetts Institute of Technology and a PhD in economics from University of Oslo. He was also a Norwegian Science Foundation scholar at Harvard University.

Compensation

The following summary compensation table indicates the cash and non-cash compensation earned during the years ended December 31, 2008 and 2007 by each person who served as chief executive officer and chief financial officer during 2008.  One officer received compensation of $100,000 or more during 2008.  Information relating to Jianhua Wu reflects compensation from predecessor corporations prior to November 13, 2007.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary	All Other Compensation	Total
Jianhua Wu, chief executive officer(1)	2008	$10,588	$—	$10,588
	2007	7,900	—	7,900

Leo Wang, chief financial officer (2)	2008	-	27,908	27,908

Adam Wasserman, former chief financial officer (3)	2008	-	100,200	100,200
	2007	-	12,525	12,525

(1)	The increase in Mr. Wu’s compensation reflects both an increase in his salary and the effects of the currency exchange rate between RMB and United States dollars.

(2)
Mr. Wang was elected as chief financial officer in December 2008.  Compensation for Mr. Wang was paid to Cambridge Invest, Inc., a company where Mr. Wang serves as chief executive officer.  Mr. Wang works for us on a full-time basis.

(3)
Compensation for Mr. Wasserman was paid to CFO Oncall, Inc., a company where Mr. Wasserman serves as chief executive officer.  Mr. Wasserman works for us on a part-time basis pursuant to an agreement with CFO Oncall.  Mr. Wasserman is not currently an officer.

Employment Agreement

On December 11, 2008, we entered into an employment agreement with Leo Wang as chief financial officer, for an initial term of three years. Pursuant to the agreement, Mr. Wang receives an initial annual salary of $100,000, subject to adjustment.  Mr. Wang shall also receive up to an aggregate of 166,667 shares of common stock of during the initial term of the agreement as follows. The shares shall vest, and be issued, on a quarterly basis at the rate of 13,889 shares each calendar quarter, beginning March 31, 2009, until the termination of the agreement.  The shares shall be subject to a nine-month lock-up period from the date of issuance.  Mr. Wang’s employment with us may be terminated at any time, with or without cause. In the event that Mr. Wang’s employment is terminated by us without cause, Mr. Wang is entitled to a severance payment of the lesser of three months’ salary or the salary remaining under the agreement, as well as any previously declared bonus and any unvested shares issued pursuant to the agreement.  In the event that Mr. Wang terminates his employment, he shall be entitled to a severance payment equivalent to the lesser of three months’ salary or the salary remaining under the agreement.

Equity Compensation Plan Information

We currently do not have any equity compensation plans.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

In July 2007, we agreed to acquire property from Huayang Boiler for an aggregate price of 89,282,500 RMB, or approximately $12,207,000.  We had previously been a 33% owner of Boiler and, in 2007, we sold our interest in Boiler to a related party.  The original purchase price was reduced by 9,196,341RMB, or approximately $1,257,000, which represents our 33% of the appreciation in the long-term assets attributable to Boiler prior to our sale of our interest in Boiler, resulting in a net purchase price of 80,086,159 RMB, or approximately $10,950,000.  The property consists of an approximately 100,000 square foot factory which was substantially completed in 2005, land use rights, employee housing facilities and other leasehold improvements. The purchase price was fully paid at December 31, 2008.  As of December 31, 2008, we have not received the tranferred title to the facilities.  The property was placed in service in January 2009. We have initiated the transfer of the title to the facilities and the transfer is expected to be completed in the second quarter of 2009.

At December 31, 2007, a related party, Wuxi Huayang Yingran Mechanical, owned us $140,000 for advances made in 2007.  Huayang Yingran paid this loan in 2008.

In December 2008, the Company advanced $437,688 to a company owned by the brother of our chief executive officer. This advance was repaid in January 2009.  Although we do not believe that this loan violates the proscription against loans to directors and executive officers, it is possible that a court may come to a different conclusion.

In connection with two financings, Mr. Wu agreed to provide shares of common stock in connection with loans to us.  In October 2008, we issued our 17.4% note in the principal amount of $575,000.  Payment of our obligations under the note were secured by a pledge and conversion right pursuant to which Mr. Wu agreed to pledge 1,437,500 shares of common stock, with the note holder having the right to convert the note into shares of common stock owned by Mr. Wu at a conversion price of $0.40 per share.  We paid the note, and Mr. Wu was not required to deliver any shares.

In March 2009, we sold to two investors our 18-month, 15% notes in the aggregate principal amount of $250,000 and warrants to purchase 437,500 shares of common stock at an exercise price of $0.40 per share.  Pursuant to the related purchase agreements, Mr. Wu placed 1,531,250 shares of common stock into escrow.  The note holders have the right to take these shares, valued at $0.20 per share, in payment of the interest or principal, as the case may be, if we do not pay the interest on or principal of the note before it becomes an event of default.

In August 2009, we borrowed $80,000 from Barron, for which we issued our 18-month, 12% notes in the aggregate principal amount of $80,000.  Pursuant to the related purchase agreements, Yunxia Ren, the daughter-in-law of Mr. Wu, placed 188,800 shares of common stock into escrow.  The note holders have the right to take these shares, valued at $0.50 per share, in payment of the interest or principal, as the case may be, upon any default in payment of principal and interest.

FINANCIAL STATEMENTS

A copy of our Form 10-K for the year ended December 31, 2008 and our Form 10-Q for the quarter ended June 30, 2009, without exhibits, accompany this information statement. Stockholders are referred to the reports for financial and other information about us.

Additional copies of our Form 10-K for the year ended December 31, 2008 and our Form 10-Q for the quarter ended June 30, 2009 may be obtained without charge by writing to Leo Wang, chief financial officer, China Wind Systems, Inc., No. 9 Yanyu Middle Road, Qianzhou Village, Huishan District, Wuxi City, Jiangsu Province, People’s Republic of China, e-mail leo.wang@chinawindsystems.com.  Exhibits will be furnished upon request and upon payment of a handling charge of $.25 per page, which represents our reasonable cost on furnishing such exhibits.  The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.  The address of such site is http//www.sec.gov.

OTHER MATTERS

Deadline for Submission of Stockholder Proposals for the 2010 Annual Meeting

Proposals of stockholders intended to be presented at the 2010 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8 must be received at our principal office not later than December 15, 2009 to be included in the proxy statement for that meeting.

In addition, in order for a stockholder proposal to be presented at our meeting without it being included in our proxy materials, notice of such proposal must be delivered to the Secretary of our company at our principal offices no later than March 31, 2010.  If notice of any stockholder proposal is received after March 31, 2010, then the notice will be considered untimely and we are not required to present such proposal at the 2010 annual meeting. If the board of directors chooses to present a proposal submitted after March 31, 2010, at the 2010 annual meeting, then the persons named in proxies solicited by the board of directors for the 2010 annual meeting may exercise discretionary voting power with respect to such proposal.

By Order of the Board of Directors

Jianhua Wu

Chief Executive Officer

September 22, 2009